Exhibit 99.1
Horsehead Holding Corp. Announces Proposed Public Offering of Common Stock
Pittsburgh, PA, September 8, 2009 — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation and a leading U.S. zinc producer and recycler of hazardous waste, today announced that it has commenced an underwritten public offering of 6,000,000 shares of its common stock pursuant to an effective shelf registration statement on Form S-3 (File No. 333-160625) previously filed with the Securities and Exchange Commission. All of the shares of common stock will be offered by the Company. The underwriters will be granted a 30-day option to purchase up to an additional 900,000 shares of common stock from the Company. Net proceeds from the offering are expected to be used for general corporate purposes, which may include capital expenditures, acquisitions, working capital, investments and the repayment of indebtedness.
Stifel, Nicolaus & Company, Incorporated will act as sole book-running manager for the offering. Canaccord Adams, Inc., FBR Capital Markets & Co. and Raymond James & Associates, Inc. will act as co-managers.
This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus supplement and related base prospectus, copies of which may be obtained from Stifel Nicolaus, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by telephone to (443) 224-1988.
About Horsehead Holding Corp.
Horsehead Holding Corp. is a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace (“EAF”) dust, a hazardous waste produced by the steel mini-mill manufacturing process. Headquartered in Pittsburgh, PA, Horsehead employs over 800 people and has seven locations throughout the U.S.
Cautionary Statement about Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements about our ability to raise equity capital, the amount of capital we intend to raise and our intended use of that capital. These statements are necessarily subject to risk and uncertainty and actual outcomes could differ materially due to various risk factors, including those set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. You should carefully read the risk factors and other information in our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause actual outcomes to differ from these forward-looking statements.
Source: Horsehead Holding Corp.
Contact: Ali Alavi 724.773.2212